Exhibit 99.9

VOTORANTIM CELULOSE E PAPEL S.A.

Publicly-Held Company

CNPJ/MF 60.643.228/0001-21

NIRE 35.300.022.807

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

HELD ON JULY 21, 2009

DATE, TIME AND PLACE: On July 21, 2009, at 10:00 a.m., at the at the Company’s headquarters, at Alameda Santos, no. 1357, 6th floor, in the city of São Paulo, state of São Paulo. ATTENDANCE: Under the terms of the Company’s By-laws, Mssrs. Paulo Henrique de Oliveira Santos, João Carvalho de Miranda and José Luciano Duarte Penido – Directors. PRESIDING OFFICERS: Chairman: Paulo Henrique de Oliveira Santos; and Secretary: Eduardo Lavini Russo. AGENDA: (i) authorize the Company’s board of executive officers to execute the Stock Swap Merger Protocol (Protocolo e Justificação de Incorporação de Ações, or “Stock Swap Merger Protocol”) for the Stock Swap Merger of Aracruz Celulose S.A. (“Aracruz”) with the Company, and (ii) call an Extraordinary General Shareholders’ Meeting to deliberate on the referred stock swap merger. UNANIMOUS RESOLUTIONS: The directors in attendance unanimously moved to: (i) authorize the board of executive officers to execute the Stock Swap Merger Protocol pursuant to Law no. 6,404/76, dated December 15, 1976, as amended (“Brazilian Corporation Law”), and Instruction no. 319, dated December 3, 1999, issued by the Brazilian Securities Commission (Comissão de Valores Mobiliários), between the Company, as acquirer (incorporadora), and Aracruz, as target (incorporada), with a view to merging the Aracruz shares held by Aracruz’s non-controlling shareholders into VCP’s assets and ascribing VCP common shares to such non-controlling shareholders. As a result, the Company will be transformed into a wholly-owned subsidiary of VCP pursuant to Section 252 of the Brazilian Corporation Law; and (ii) calling an Extraordinary General Shareholders’ Meeting of the Company for August 24, 2009 with the intent of approving the Stock Swap Merger Protocol, as well as to deliberate on other matters related to the stock swap merger.

CLOSING: As there were no further matters to be discussed, the meeting was adjourned for the time necessary to draft these minutes, which were read, verified and found to conform to the matters discussed and resolutions approved at this meeting, having been signed by everyone in attendance. São Paulo, July 21, 2009—/s/ Paulo Henrique de Oliveira Santos, João Carvalho de Miranda and José Luciano Duarte Penido – Directors.

I hereby certify that this copy conforms to the original minutes on file with the Company.

EDUARDO LAVINI RUSSO

Secretary

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